Exhibit 99.1

NEWS RELEASE
For Immediate Release	Contact:	Timothy McKenna
tmckenna@rocksp.com
609-734-6430

Rockwood Specialties Group, Inc. purchases 7.625% Senior Subordinated Notes

Princeton, NJ (May 15, 2009) —Rockwood Specialties Group, Inc. has today purchased €89,462,000 ($122,017,222 based on an exchange rate of €1.00 = $1.3639 on May 14, 2009) aggregate principal amount of its outstanding 7.625% Senior Subordinated Notes due 2014 (the “Notes”) at a purchase price of €980.00 per €1,000 principal amount of Notes, or €87,672,760 ($119,576,877) aggregate principal amount of Notes, in settlement of a tender offer in Europe pursuant to a modified Dutch auction.  The purchased Notes were then cancelled by the trustee of the Notes, The Bank of New York Mellon.  As a result of this cancellation, there are €258,858,000 ($353,056,426) aggregate principal amount of Notes outstanding.

* * *

Rockwood Holdings, Inc. is a leading global specialty chemicals and advanced materials company. Rockwood has a worldwide employee base of approximately 10,000 people and annual net sales of approximately $3.4 billion. The company focuses on global niche segments of the specialty chemicals, pigments and additives and advanced materials markets.  For more information on Rockwood, please visit www.rocksp.com.

# # #